Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.amgen.com

AMGEN ANNOUNCES VOTING RESULTS OF

ANNUAL MEETING OF STOCKHOLDERS

THOUSAND OAKS, Calif. (May 12, 2010) – Amgen (NASDAQ:AMGN), today announced results of voting at the company’s Annual Meeting of Stockholders, held at the Four Seasons Hotel Westlake Village in Westlake Village, Calif. Approximately 85 percent of outstanding shares were represented at the meeting.

The director nominees David Baltimore, Frank J. Biondi, Jr., François de Carbonnel, Jerry D. Choate, Vance D. Coffman, Frederick W. Gluck, Rebecca M. Henderson, Frank C. Herringer, Gilbert S. Omenn, Judith C. Pelham, J. Paul Reason, Leonard D. Schaeffer and Kevin W. Sharer were each reelected to Amgen’s Board of Directors, each receiving a majority of ‘For’ votes of the votes cast, and each was elected by no less than 90 percent of the votes cast. With the reelection of these directors, Amgen currently has 13 directors.

With approximately 98 percent of ‘For’ votes of the votes cast, stockholders ratified Ernst & Young as Amgen’s independent registered public accountants for the year ending Dec. 31, 2010.

Stockholders approved a nonbinding resolution recommending that the company take steps to permit shareholders to act by the written consent of the majority of shares outstanding. The proposal received approximately 63 percent of votes cast ‘For’ the proposal and approximately 46 percent of the votes outstanding “For” the proposal. Stockholders rejected a proposal that would have required senior executives to retain stock options/grants for two years after leaving the company. The proposal received approximately 26 percent of the votes cast ‘For’ the proposal and approximately 19 percent of the votes outstanding “For” the proposal.

The Board also appointed Thomas Dittrich, 46, to serve as the company’s vice president of Finance and Chief Accounting Officer. Dittrich’s appointment follows the previously announced move of Michael Kelly into the role of Acting Chief Financial Officer. Dittrich has served as Amgen’s vice president, International Finance, in Zug, Switzerland since joining the company in April 2006. Between 1998 and 2006, Dittrich progressed through various positions of increasing responsibility at computer technology company Dell Inc.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Contacts:

Amgen, Thousand Oaks

David Polk: 805-447-4613 (media)

Arvind Sood: 805-447-1060 (investors)

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